EXHIBIT 5.1
FULBRIGHT & JAWORSKI L.L.P.
1301 MCKINNEY, SUITE 5100
HOUSTON, TEXAS 77010-3095
TELEPHONE: (713) 651-5151
FAX: (713) 651-5246
September 25, 2008
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to EOG Resources, Inc., a Delaware corporation (the “Corporation”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Corporation from time to time, pursuant to Rule 415 under the Securities Act of (i) preferred stock, $.01 par value (the “Preferred Stock”), in one or more series, (ii) common stock, $.01 par value (the “Common Stock”), and (iii) senior unsecured debt securities (the “Debt Securities”). The Preferred Stock and the Common Stock are collectively referred to as the “Equity Securities.” The Equity Securities and Debt Securities are collectively referred to herein as the “Securities.”
     We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the Prospectus contained in the Registration Statement (each a “Prospectus Supplement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.
     In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Restated Certificate of Incorporation of the Corporation, as amended; (iii) the Amended and Restated By-laws of the Corporation; (iv) the Indenture filed as an exhibit to the Registration Statement; and (v) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) a Prospectus Supplement will have been

EXHIBIT 5.1
prepared and filed with the Commission describing the Securities offered thereby; (vi) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement; (vii) any supplemental indentures relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto; (viii) each person signing the supplemental indentures will have the legal capacity and authority to do so; (ix) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Corporation and the other parties thereto; and (x) any Securities issuable upon conversion, exchange or exercise of any series of the Preferred Stock or any Debt Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:
     1. With respect to the Equity Securities, when (i) the Corporation has taken all necessary action to approve the issuance of the Equity Securities, the terms of the offering and related matters, and (ii) the Equity Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Corporation upon payment of the consideration therefore provided for therein, then the Equity Securities will be validly issued, fully paid and non-assessable.
     2. With respect to the Debt Securities, when (i) the Indenture and supplemental indenture, if any, relating to the Debt Securities has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Corporation has taken all necessary action to approve the issuance and terms of such Debt Securities; (iii) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture and supplemental indenture, if any, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Corporation; and (iv) such Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and supplemental indenture, if any, and issued and sold as contemplated in the Registration Statement and upon payment of the consideration as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Corporation, such Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or any supplemental indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent

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they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The foregoing opinions are limited to the laws of the State of Texas, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.